Exhibit 99.1

News Release

Cenveo Announces Second Quarter 2007 Results

2nd Quarter EPS of $0.05 per diluted share
2nd Quarter Non-GAAP EPS of $0.25 per diluted share, up 56% from prior year
2nd Quarter Operating Income of $28.9 million, up over 400% from prior year
2nd Quarter Adjusted EBITDA of $56.5 million, up 63% from prior year
Commercial Envelope acquisition financing in place

STAMFORD, CT – (August 8, 2007)– Cenveo, Inc. (NYSE: CVO) today announced its results for the three and six months ended June 30, 2007.

For the second quarter of 2007, the Company reported net income of $2.8 million, or $0.05 per diluted share, as compared to a net loss of $33.1 million, or a net loss of $0.62 per diluted share, in 2006.  The second quarter 2007 results included a loss from discontinued operations, net of taxes, of $0.3 million, as compared to income from discontinued operations of $12.7 million in the same period of 2006.  Second quarter 2007 results also included restructuring and impairment charges of $9.2 million, as compared to restructuring and impairment charges of $17.2 million in the same period of 2006.  Net sales for the quarter increased approximately 39% to $497.0 million from $357.9 million in the same period of 2006, primarily due to the acquisition of Cadmus and Printegra, which both closed in the first quarter of 2007.

Non-GAAP income from continuing operations totaled $13.4 million, or $0.25 per diluted share, in the second quarter of 2007, as compared to $8.4 million, or $0.16 per diluted share, in the second quarter of 2006.  Non-GAAP income from continuing operations excludes integration costs, restructuring and impairment charges, (gain) loss on sale of non-strategic business and loss on early extinguishment of debt.  A reconciliation of income (loss) from continuing operations to Non-GAAP income from continuing operations and the related per share data are presented in the attached tables.

Operating income totaled $28.9 million in the second quarter of 2007, as compared to $5.7 million in the second quarter of 2006.  Non-GAAP operating income in the second quarter of 2007 was $38.6 million, which produced a 7.8% margin, reflecting the continued benefits of our cost savings and restructuring plans.  Non-GAAP operating income excludes integration costs and restructuring and impairment charges.  A reconciliation of operating income to Non-GAAP operating income is presented in the attached tables.

Adjusted EBITDA in the second quarter of 2007 was $56.5 million, as compared to $34.7 million in the same period last year, an increase of approximately 63%.  Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization, excluding integration costs, restructuring and impairment charges, (gain) loss on sale of non-strategic businesses, divested operations EBITDA, loss on early extinguishment of debt, stock-based compensation provision, and income (loss) from discontinued operations, net of taxes.  An explanation of the Company’s use of Adjusted EBITDA is detailed below, and a reconciliation of net income (loss) to Adjusted EBITDA is provided in the attached tables.

For the first six months of 2007, the Company reported net income of $21.5 million, or $0.39 per diluted share, as compared to net income of $79.1 million, or $1.49 per diluted share, in the first six months of 2006.  The results for the first six months of 2007 included income from discontinued operations, net of taxes, of $16.0 million, as compared to income from discontinued operations of $133.8 million in the same period of 2006, relating to our sale of Supremex.  The first six months of 2007 results included restructuring and impairment charges of $11.8 million, as compared to restructuring and impairment charges of $30.7 million in the same period of 2006.  Net sales for the six months increased approximately 23% to $911.7 million from $743.2 million in 2006, primarily due to the acquisition of Cadmus and Printegra, which both closed in the first quarter of 2007.

Non-GAAP income from continuing operations for the first six months of 2007 totaled $26.3 million, or $0.48 per diluted share, as compared to $13.5 million, or $0.25 per diluted share, in the first six months of 2006.  Non-GAAP income from continuing operations excludes integration costs, restructuring and impairment charges, (gain) loss on sale of non-strategic business and loss on early extinguishment of debt.  A reconciliation of income (loss) from continuing operations to Non-GAAP income from continuing operations and the related per share data are presented in the attached tables.

Operating income was $58.2 million for the first six months of 2007, as compared to $15.5 during the same period in 2006.  Non-GAAP operating income in the first six months of 2007 was $70.6 million, which produced a 7.7% margin, reflecting the continued benefits of our cost savings and restructuring plans.  Non-GAAP operating income excludes integration costs and restructuring and impairment charges.  A reconciliation of operating income to Non-GAAP operating income is presented in the attached tables.

Adjusted EBITDA for the first six months of 2007 was $102.3 million, as compared to $70.2 million in the same period last year, an increase of 46%.  Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization, excluding integration costs, restructuring and impairment charges, (gain) loss on sale of non-strategic businesses, divested operations EBITDA, loss on early extinguishment of debt, stock-based compensation provision, and income (loss) from discontinued operations, net of taxes.  An explanation of the Company’s use of Adjusted EBITDA is detailed below and a reconciliation of net income (loss) to Adjusted EBITDA is provided in the attached tables.

Robert G. Burton, Chairman and Chief Executive Officer stated:
“I am pleased to report that Cenveo was able to meet and exceed its financial commitments during the second quarter.  We once again delivered a strong quarter of results, with our Non-GAAP income from continuing operations per diluted share increasing 56% from last year and our Adjusted EBITDA increasing 63% from last year.  We were also able to increase our Non-GAAP operating margins to 7.8% in the quarter from 6.4% last year.  I am also pleased with our strong generation of cash from continuing operations of $38.7 million during the first half of 2007, representing a $65.4 million improvement over the same period last year, which we believe demonstrates that the action plan we implemented in September 2005 is working.”

Mr. Burton continued:
“I am very pleased with the performance of both of our business segments during the quarter despite the challenges that exist in the marketplace.  Our Envelopes, Forms and Labels segment was able to overcome a mid-quarter postal rate increases and deliver the results that we expected.  Our Commercial Printing segment continued to show meaningful operational improvement and margin expansion.  We are also encouraged by strong sales growth across our journal and packaging product offerings and believe that trend will continue.”

Mr. Burton concluded:
“We have completed or announced the addition of four outstanding companies to Cenveo this year.  Printegra, a leader in the short-run printing market, joined us in February.  In March, we completed the acquisition of Cadmus, the world’s largest provider of content management and print offerings to scientific, technical, and medical journal publishers, and a leading provider of specialty packaging products.  We significantly enhanced our commercial printing operations in the West Coast market by acquiring ColorGraphics in July 2007.  In addition, we will be expanding our geographic reach and capabilities in the high-growth direct mail market.  We have committed financing in place in regards to our previously announced agreement to acquire Commercial Envelope, and anticipate closing this transaction in the third quarter of this year.  These four market leaders, with combined annualized revenues of over $850 million, offer enhancements to our product offerings.  We look forward to their contributions both within their respective markets and from cross-selling opportunities through our one-stop shopping platform.

We will continue to focus our efforts on integrating these companies into our operations on a swift and aggressive time frame and driving incremental improvements to our platform by focusing on our cost structure, expanding our sales initiatives, increasing productivity and efficiencies and reducing waste.  We are focused intensely on increasing our free cash flow and using these funds to service our debt, while also expanding our business through capital expenditures and thoughtful acquisitions.  I also remain highly optimistic for our growth prospects for the remainder of the year.  Our sales backlog has strengthened, and we are now seeing the benefits of our one-stop shopping sales efforts.  As we put the first half of 2007 behind us, I can assure you that we are extremely focused on delivering on the back half of the year.  We are proud of our second quarter results; our third quarter looks promising, and we remain comfortable with the targets we communicated for the full year.”

Conference Call:
Cenveo will host a conference call tomorrow, Thursday August 9, 2007, at 10:00 a.m. Eastern Time.  The conference call will be available via webcast, which can be accessed via the Internet at www.cenveo.com.

Cenveo, Inc. and Subsidiaries Condensed Consolidated Statements of Operations (in thousands, except per share data) (Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Net sales	$496,960	$357,895	$911,674	$743,181
Cost of sales	401,220	284,576	732,710	594,220
Selling, general and administrative	55,041	49,157	104,525	100,171
Amortization of intangible assets	2,595	1,264	4,425	2,562
Restructuring and impairment charges	9,156	17,213	11,781	30,687
Operating income	28,948	5,685	58,233	15,541
Loss on sale of non-strategic businesses	—	1,143	—	1,849
Interest expense, net	21,526	14,960	37,808	33,074
Loss on early extinguishment of debt	505	32,744	9,205	32,744
Other expense (income) net	944	(705)	1,166	(483)
Income (loss) from continuing operations before income taxes	5,973	(42,457)	10,054	(51,643)
Income tax expense	2,855	3,344	4,539	3,007
Income (loss) from continuing operations	3,118	(45,801)	5,515	(54,650)
Income (loss) from discontinued operations, net of taxes	(342)	12,707	15,951	133,757
Net income (loss)	$2,776	$(33,094)	$21,466	$79,107
Income (loss) per share - basic:
Continuing operations	$0.06	$(0.86)	$0.10	$(1.03)
Discontinued operations	(0.01)	0.24	0.30	2.52
Net income (loss)	$0.05	$(0.62)	$0.40	$1.49
Income (loss) per share—diluted:
Continuing operations	$0.06	$(0.86)	$0.10	$(1.03)
Discontinued operations	(0.01)	0.24	0.29	2.52
Net income (loss)	$0.05	$(0.62)	$0.39	$1.49
Weighted average shares:
Basic	53,537	53,257	53,531	53,183
Diluted	54,722	53,257	54,651	53,183

Cenveo, Inc. and Subsidiaries
Reconciliation of Income (Loss) from Continuing Operations to Non-GAAP Income from Continuing Operations and Related Per Share Data
(in thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006

Income (loss) from continuing operations	$3,118	$(45,801)	$5,515	$(54,650)
Integration costs	485	—	577	—
Restructuring and impairment charges	9,156	17,213	11,781	30,687
Loss on sale of non-strategic businesses	—	1,143	—	1,849
Loss on early extinguishment of debt	505	32,744	9,205	32,744
Income tax benefit (expense)	169	3,082	(730)	2,834
Non-GAAP income from continuing operations	$13,433	$8,381	$26,348	$13,464

Income (loss) per share – diluted:
Continuing operations	$0.06	$(0.85)	$0.10	$(1.01)
Integration costs	0.01	—	0.01	—
Restructuring and impairment charges	0.17	0.32	0.21	0.57
Loss on sale of non-strategic businesses	—	0.02	—	0.03
Loss on early extinguishment of debt	0.01	0.61	0.17	0.61
Income tax benefit (expense)	—	0.06	(0.01)	0.05
Non-GAAP continuing operations	$0.25	$0.16	$0.48	$0.25

Weighted average shares—diluted	54,722	54,043	54,651	53,862

Cenveo, Inc. and Subsidiaries Reconciliation of Operating Income to Non-GAAP Operating Income (in thousands) (Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006

Operating income	$28,948	$5,685	$58,233	$15,541
Integration costs	485	—	577	—
Restructuring and impairment charges	9,156	17,213	11,781	30,687
Non-GAAP operating income	$38,589	$22,898	$70,591	$46,228

Cenveo, Inc. and Subsidiaries Reconciliation of Net Income (Loss) to Adjusted EBITDA (in thousands)
	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006

Net Income (loss)	$2,776	$(33,094)	$21,466	$79,107
Interest expense	21,526	14,960	37,808	33,074
Income taxes	2,855	3,344	4,539	3,007
Depreciation	13,862	8,542	23,798	17,893
Amortization of intangible assets	2,595	1,264	4,425	2,562
Restructuring and impairment charges	9,156	17,213	11,781	30,687
Integration costs	485	—	577	—
Loss on sale of non-strategic businesses	—	1,143	—	1,849
Divested operations EBITDA	—	499	—	1,121
Loss on early extinguishment of debt	505	32,744	9,205	32,744
Stock-based compensation provision	2,367	811	4,632	1,951
Discontinued operations, net of taxes	342	(12,707)	(15,951)	(133,757)

Adjusted EBITDA, as defined	$56,469	$34,719	$102,280	$70,238

Cenveo, Inc. and Subsidiaries Condensed Consolidated Balance Sheets (in thousands) (Unaudited)
	June 30, 2007	December 31, 2006
Assets
Current assets:
Cash and cash equivalents	$14,135	$10,558
Accounts receivable, net	290,791	230,098
Inventories	140,870	92,406
Assets held for sale	5,712	51,966
Prepaid and other current assets	39,433	41,413
Total current assets	490,941	426,441
Property, plant and equipment, net	385,317	251,103
Goodwill	535,451	258,136
Other intangible assets, net	166,830	31,985
Other assets, net	31,884	34,285
Total assets	$1,610,423	$1,001,950
Liabilities and Shareholders’ Equity
Current liabilities:
Current maturities of long-term debt	$11,398	$7,513
Accounts payable	133,383	116,067
Accrued compensation and related liabilities	62,740	40,242
Other current liabilities	87,178	63,609
Total current liabilities	294,699	227,431
Long-term debt	1,124,571	667,782
Deferred income taxes	26,674	4,356
Other liabilities	74,756	40,640
Shareholders’ equity:
Preferred stock	—	—
Common stock	535	535
Paid-in capital	249,767	244,894
Retained deficit	(164,970)	(186,436)
Accumulated other comprehensive income	4,391	2,748
Total shareholders’ equity	89,723	61,741
Total liabilities and shareholders’ equity	$1,610,423	$1,001,950

Cenveo, Inc. and Subsidiaries Condensed Consolidated Statements of Cash Flows (in thousands) (Unaudited)
	Six Months Ended June 30,
	2007	2006
Cash flows from operating activities:
Net income	$21,466	$79,107
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Gain on sale of discontinued operations, net of taxes	(15,962)	(126,353)
(Income) loss from discontinued operations, net of taxes	11	(7,404)
Depreciation and amortization, excluding non-cash interest expense	28,223	20,455
Non-cash interest expense, net	614	1,028
Loss on early extinguishment of debt	9,205	32,744
Stock-based compensation provision	4,632	1,951
Non-cash restructuring and impairment charges	5,047	7,795
Deferred income taxes	2,982	—
Loss on sale of non-strategic businesses	—	1,849
Other non-cash charges, net	3,576	1,580
Changes in operating assets and liabilities, excluding the effects of acquired businesses:
Accounts receivable	4,962	16,676
Inventories	(6,949)	(3,949)
Accounts payable and accrued compensation and related liabilities	(18,528)	(24,115)
Other working capital changes	(515)	(21,434)
Other, net	(63)	(6,641)
Net cash provided by (used in) continuing operating activities	38,701	(26,711)
Net cash provided by discontinued operating activities	1,394	4,150
Net cash provided by (used in) operating activities	40,095	(22,561)
Cash flows from investing activities:
Cost of business acquisitions, net of cash acquired	(337,149)	—
Capital expenditures	(14,887)	(12,339)
Acquisition payments	(3,653)	(4,653)
Proceeds from sale of property, plant and equipment	2,928	409
Proceeds from divestitures, net	—	1,575
Net cash used in investing activities of continuing operations	(352,761)	(15,008)
Proceeds from the sale of discontinued operations	73,628	211,529
Capital expenditures for discontinued operations	—	(632)
Net cash provided by investing activities of discontinued operations	73,628	210,897
Net cash (used in) provided by investing activities	(279,133)	195,889
Cash flows from financing activities:
Proceeds from issuance of Term Loans	620,000	325,000
Borrowings under revolving credit facility, net	62,400	5,000
Proceeds from exercise of stock options	241	1,744
Repayment of Term Loan B	(324,188)	—
Repayment of Cadmus revolving senior bank credit facility	(70,100)	—
Repayment of 8⅜% Senior Subordinated Notes	(20,875)	—
Repayment of 9⅝% Senior Notes	(10,498)	(339,502)
Repayment of Term Loans	(1,550)	—
Repayments of senior secured revolving credit facility	—	(123,931)
Repayments of other long-term debt	(4,024)	(12,087)
Payment of refinancing fees, redemption premiums and expenses	(7,994)	(26,142)
Payment of debt issuance costs	(886)	(3,770)
Net cash provided by (used in) financing activities	242,526	(173,688)
Effect of exchange rate changes on cash and cash equivalents of continuing operations	89	—
Effect of exchange rate changes on cash and cash equivalents of discontinued operations	—	(7)
Net increase (decrease) in cash and cash equivalents	3,577	(367)
Cash and cash equivalents at beginning of year	10,558	1,035
Cash and cash equivalents at end of quarter	$14,135	$668

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In addition to results presented in accordance with generally accepted accounting principles in the U.S.  (“GAAP”), the Company included in this release certain Non-GAAP financial measures, including Adjusted EBITDA, Non-GAAP income from continuing operations and Non-GAAP operating income.  These Non-GAAP financial measures are defined above, and should be read in conjunction with GAAP financial measures.   These Non-GAAP financial measures are not presented as an alternative to cash flow from operations, as a measure of our liquidity or as an alternative to reported net income as an indicator of our operating performance.  The Non-GAAP financial measures as used herein may not be comparable to similarly titled measures reported by competitors.

We believe the use of Adjusted EBITDA, Non-GAAP income from continuing operations and Non-GAAP operating income along with GAAP financial measures enhances the understanding of our operating results and may be useful to investors in comparing our operating performance with that of our competitors and estimating our enterprise value.  Adjusted EBITDA is also a useful tool in evaluating the core operating results of the Company given the significant variation that can result from, for example, the timing of capital expenditures, the amount of intangible assets recorded or the differences in assets’ lives.  We also use Adjusted EBITDA internally to evaluate operating performance of our segments, to allocate resources and capital to such segments, to measure performance for incentive compensation programs, and to evaluate future growth opportunities.  The Non-GAAP financial measures included in this press release are reconciled to their most directly comparable GAAP financial measures in the tables included herein.

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Cenveo (NYSE: CVO), headquartered in Stamford, Connecticut, is a leader in the management and distribution of print and related products and services.  The Company provides its customers with low-cost solutions within its core businesses of commercial printing and packaging, envelope, form, and label manufacturing, and publisher services; offering one-stop services from design through fulfillment.   With over 10,000 employees worldwide, Cenveo delivers everyday for its customers through a network of production, fulfillment, content management, and distribution facilities across the globe.

Statements made in this release, other than those concerning historical financial information, may be considered “forward-looking statements,” which are based upon current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements.  In view of such uncertainties, investors should not place undue reliance on our forward-looking statements.  Such statements speak only as of the date of this release, and we undertake no obligation to update any forward-looking statements made herein.  Factors that could cause actual results to differ materially from management’s expectations include, without limitation:  (1) our substantial indebtedness impairing our financial condition and limiting our ability to incur additional debt; (2) the terms of our indebtedness imposing significant restrictions on our operating and financial flexibility; (3) the potential to incur additional indebtedness, exacerbating the above factors; (4) cross default provisions in our indebtedness, which could cause all of our debt to become due and payable as a result of a default under an unrelated debt instrument; (5) our ability to successfully integrate acquisitions; (6) intense competition in our industry; (7) the absence of long-term customer agreements in our industry, subjecting our business to fluctuations; (8) factors affecting the U.S. postal services impacting demand for our products; (9) increases in paper costs and decreases in its availability; (10) our history of losses and ability to return to consistent profitability; (11) the availability of the Internet and other electronic media affecting demand for our products; (12) our labor relations; (13) compliance with environmental rules and regulations; (14) dependence on key management personnel; and (15) general economic, business and labor conditions.  This list of factors is not exhaustive, and new factors may emerge or changes to the foregoing factors may occur that would impact the Company’s business.  Additional information regarding these and other factors can be found in Cenveo, Inc.’s periodic filings with the SEC, which are available at http://www.cenveo.com.

Inquiries from analysts and investors should be directed to Robert G. Burton, Jr. at (203) 595-3005.